UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 7, 2008

SMART BALANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33595	20-2949397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 West Century Road - Suite 260 Paramus, New Jersey	07652
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (201) 568-9300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2008, our board of directors appointed Alan S. Gever, age 53, to serve as the Company’s Executive Vice President and Chief Financial Officer. In connection with his appointment, Mr. Gever received a grant of 350,000 options, 175,000 of which will vest based on length of service and 175,000 which will vest based on our stock price. The options have an exercise price of $9.58 per share, the last sales price on January 7, 2008, and a term of 10 years. The time-vested options will vest 25% per year on each of the first four anniversary dates of the grant. The performance-vested options will vest 50% if the market price of our common stock is at least $16.75 per share for 20 of 30 consecutive trading days and 50% if the price is at least $20.25 per share for 20 of 30 consecutive trading days.

Mr. Gever has a broad-based knowledge of the financial, accounting and administrative functions of a business. Mr. Gever served as chief financial officer and general manager of the Nabisco Refrigerated Foods Group from 1992 to 1999 which consisted of consumer branded margarine and egg substitute products. In 2000, Mr. Gever founded ShareMax.com, an internet-based provider of strategic sourcing services to the consumer packaged goods industry. From 2001 to 2003 Mr. Gever served as chief financial officer of the Ultimate Juice Company which was, at the time, the nation’s largest fresh juice manufacturer with juice brands such as Naked Juice, Orchid Island, and Zeigler’s along with Saratoga Spring bottled water. From 2003 to May 2007, Mr. Gever was a principal of Northpointe Consulting Group LLC providing management consulting services to startup and small-cap companies primarily in the food and beverage industry. From June 2007 until his appointment to Executive Vice President and Chief Financial Officer, Mr. Gever served as the Company’s Vice President of Financial Planning and Analysis, where he was responsible for leading many internal planning, financial operations, and investor relations efforts. Mr. Gever received his bachelor’s degree in business management from Seton Hall University in New Jersey.

Also on January 7, 2008, our board of directors appointed Robert S. Gluck, age 57, to serve as the Company’s Chief Operating Officer. In connection with this appointment, Mr. Gluck will no longer serve as our Chief Financial Officer.

From 2000 to 2004, Mr. Gluck served as the senior vice president and chief financial officer of Unilever United States, Inc. Since that time, Mr. Gluck has been providing consulting services to companies throughout the food industry through his consulting firm, Matthew Robert Associates, LLC, where he specializes in strategic planning, financial operations review, mergers and acquisitions, divestitures, competitive analysis and peer group benchmarking. In February 2006, Mr. Gluck became the president of Kristian Regale, a private company engaged in the sparkling juice business. Mr. Gluck has no active day-to-day management role with either Matthew Robert Associates, LLC or Kristian Regale. Mr. Gluck has been a vice chairman and a member of our board of directors since November 2005 and served as our Chief Financial Officer from May 2007 until his appointment to Chief Operating Officer. Mr. Gluck holds a Bachelors degree in marketing from the New York Institute of Technology and an MBA in finance from St. John’s University. He is a member of Financial Executives Institute, the Association for Corporate Growth, the Food Marketing Institute, and the National Restaurant Association.

A copy of the press release announcing the appointment of Mr. Gever and Mr. Gluck is attached hereto as Exhibit 99.1.

Item 7.01	Regulation FD Disclosure.

On January 9, 2008, the Company issued a press release announcing that it has issued inducement grant stock options outside of the Company’s Stock and Awards Plan to an individual not previously employed by the Company pursuant to NASDAQ Marketplace Rule 4350.

A copy of the press release announcing the issuance of the inducement grant stock options is attached hereto as Exhibit 99.1.

Item 9.01	Exhibits.

(d) Exhibits.

Exhibit 99.1:	Text of the Press Release of Smart Balance, Inc. issued January 9, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART BALANCE, INC.
(registrant)

January 9, 2008	By:	/s/ Robert S. Gluck
Robert S. Gluck Vice Chairman and COO